Exhibit 10.52

Amendment to Change in

Control Agreement

The parties to that certain Change in Control Agreement (the “Agreement”) dated             do hereby agree to amend the Agreement as follows in order to comply with requirements of Internal Revenue Service Code Section 409A:

Sections [5](a) and [5](b) are hereby deleted in their entirety and the following substituted in lieu thereof:

[5].(a) Form and Time of Payment. The cash amounts provided for in Section 4 above shall be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 55th day after your termination date (but in no event later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture). It is intended that these payments constitute short-term deferred compensation within the meaning of the applicable Treasury regulations pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the preceding two sentences, if you are a “specified employee” at the time you separate from service with Company and any payment or benefit under Section [4] is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the first payroll of the seventh month after your separation from service with the Company, all as determined in accordance with Section 409A of the Code.

(b) Condition. The Company’s obligation to pay or provide the payments and benefits described in Sections [4](b)(2) through (6) shall be contingent upon your signing (and failing to revoke during any applicable revocation period) within 55 days following separation from service, a general release of claims in favor of the Company and its affiliates. In the event the general release of claims in favor of the Company and its affiliates is not signed, or is revoked, within the 55 days following separation from service, you will forfeit all rights to the payments and benefits described in Section [4](b)(2) through (6).

This amendment to the Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

All other terms, provisions and conditions of the Agreement not herein amended shall remain in full force and effect.